Exhibit 99.1

Investor Relations and Media Contact

Christina Hachikian

847-653-7166

Taylor Capital Group Completes

Capital Transaction

CHICAGO, IL – December 19, 2011 – Taylor Capital Group, Inc. (the “Company”) (NASDAQ: TAYC), the holding company for Cole Taylor Bank (the “Bank”), one of Chicago’s leading middle market commercial banks, today announced that it has completed its previously disclosed $35.0 million rights offering, which expired in accordance with its terms at 5:00 p.m., Eastern Time, on December 14, 2011.

The rights offering was fully subscribed. Rightsholders exercising their subscription rights purchased a total of 4,424,778 shares of the Company’s common stock, which was the maximum number offered, at a price of $7.91 per share. Total gross proceeds to the Company were $35.0 million. The Company currently intends to use the proceeds for general corporate purposes, particularly to provide additional liquidity to continue to act as a source of strength for the Bank, to better align its capital position with that of its peers and to support future growth plans.

In commenting on the capital raise, Mark A. Hoppe, President and Chief Executive Officer of Taylor Capital Group, said, “We continue to make progress on our goals of repositioning the balance sheet, strengthening asset quality and diversifying revenue to drive earnings. The success of this capital raise is further evidence of the commitment our investors, management team and employees have to our long term strategy and growth plans. I would like to thank all of the investors that participated in this capital raise, and especially the Steans Family for their continued leadership.”

About Taylor Capital Group, Inc. (NASDAQ: TAYC)

Taylor Capital Group, Inc. is a $4.5 billion bank holding company for Cole Taylor Bank, a commercial bank headquartered in Chicago. Cole Taylor specializes in serving the banking needs of closely held businesses and the people who own and manage them. Through its divisions Cole Taylor Business Capital and Cole Taylor Mortgage, the Bank also provides asset based lending and residential mortgage loan products through a growing network of offices throughout the United States. Cole Taylor is a member of the FDIC and is an Equal Housing Lender.

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